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                      June 23, 2023

       Wang Huang
       Chief Executive Officer
       Zepp Health Corp.
       Huami Global Innovation Center
       Building B2, Zhong   an Chuanggu Technology Park
       No. 900 Wangjiang West Road
       Hefei, 230088
       People   s Republic of China

                                                        Re: Zepp Health Corp
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Response dated June
5, 2023
                                                            File No. 001-38369

       Dear Wang Huang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology